Exhibit 10.1

December 11, 2008

Heritage Commerce Corp
150 Almaden Boulevard
San Jose, CA  95113

James Mayer
2596 Danville Boulevard
Alamo, CA  94501

Gentlemen:

Reference is made to that certain Employment Agreement entered into as of February 8, 2007 (“Employment Agreement”) by and between Heritage Bank of Commerce, a California banking corporation (the “Bank”) and James Mayer, an individual (“Executive”). Bank and Executive desire to make certain modifications to the Employment Agreement in accordance with the terms of this Letter Agreement.

Section 6(e)(iii) of the Employment Agreement provides in full as follows:

“If Executive gives written notice to the Bank during the 18th full calendar month following the Effective Date of his desire to terminate this Agreement and his employment with an effective date 30 days following the date of delivery of such notice, then the Bank shall accept the notice of termination and pay Executive $300,000, payable $16,666.66 per month for 18 months commencing on the first full calendar month following Executive’s termination date, provided however, that Executive does not breach any of his remaining obligations under this Agreement or the Non-Compete Non Solicitation and Confidentiality Agreement with HCC [Heritage Commerce Corp] and the Bank dated the date hereof.”

Bank and Executive desire to modify Section 6(e)(iii) and hereby agree as follows:

1.             Executive hereby gives written notice to the Bank that Executive desires to terminate his employment with such termination to be effective May 1, 2009.  Executive shall remain an employee of Bank and the Term of his employment (as defined in the Employment Agreement) shall remain in force until May 1, 2009.

2.             Bank hereby accepts Executive’s notice of termination of employment  to be effective May 1, 2009 and agrees to pay to Executive $300,000, payable $16,666.66 per month for 18 months commencing on June 1, 2009, provided, however, that Executive does not breach any of his remaining obligations under the Employment Agreement which by their terms continue after the Term of the Employment Agreement or the terms of that certain Non-Compete Non-Solicitation and Confidentiality Agreement by and among Heritage Commerce Corp, the Bank and the Executive dated February 8, 2007.

3.             For purposes of Section 5.7 of the Employment Agreement, the “Date of Termination” shall be May 1, 2009, provided, however, that if Executive’s employment is terminated prior to May 1, 2009 under the terms of the Employment Agreement other than Section 6(e)(iii) or this Letter Agreement, the “Date of Termination” shall be as provided in Section 5.7.

Except as provided in this Letter Agreement, the Employment Agreement shall remain in full force and effect without further modifications or amendments.

The parties hereto have executed this Letter Agreement on the date first indicated above.

HERITAGE BANK OF COMMERCE,
a California banking corporation

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
President

/s/ James Mayer
James Mayer